Exhibit 10.11

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 15th day of July, 2009, by and between Intersections Inc., a Delaware corporation (the “Company”), Captira Analytical, LLC, a Delaware limited liability company (“LLC”), and Steven Sjoblad, an individual, residing at 5115 Green Farms Road, Edina, MN 55456 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been employed as President of Captira Analytical, LLC, a wholly owned subsidiary of the Company (“Captira”), pursuant to an Employment Agreement between Captira and the Executive dated August 7, 2007 (the “Captira Agreement”); and

WHEREAS, Captira and the Executive wish to terminate the Captira Agreement, and the Company desires to employ the Executive and the Executive desires to accept such employment upon the terms and conditions contained in this Agreement; and

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Termination of Captira Agreement; Employment by Company. As of the date hereof:

(a) Captira and the Executive hereby agree to terminate the Captira Agreement. The Executive hereby forever waives, releases and relinquishes any right to any payment, compensation or benefits under the Captira Agreement; and

(b) The Company hereby employs the Executive, and the Executive hereby accepts employment, as Senior Vice President of the Company under the terms and conditions set forth herein.

2. Term. This Agreement and the Executive’s employment are for a term commencing on the date hereof and terminating pursuant to paragraph 6 hereto.

3. Duties.

(a) While the Executive is employed pursuant to this Agreement, he shall perform such duties and discharge such responsibilities as the Chief Executive Officer of the Company shall from time to time direct, which duties and responsibilities shall be commensurate with the Executive’s position. The Executive shall comply fully with all applicable laws, rules and regulations as well as with the

Company’s policies and procedures. The Executive shall devote his entire working time to the business of the Company and shall use his best efforts, skills and abilities in his diligent and faithful performance of his duties and responsibilities hereunder. While the Executive is employed pursuant to this Agreement, he shall not engage in any other business activities or hold any office or position, regardless of whether any such activity, office or position is pursued for profit or other pecuniary advantage, without the prior written consent of the Chief Executive Officer of the Company. Notwithstanding the foregoing, the Executive may devote up to twenty (20) hours total in the aggregate to serving on the boards of directors of Schwans Foods and Enable Holdings, subject to compliance with the Company’s code of conduct and ethics and other rules and codes, and the right of the Company in its discretion to revoke its consent to serving on those boards.

(b) The Company reserves the right for the Chief Executive Officer of the Company from time to time to assign to the Executive additional duties and responsibilities and to delegate to other employees of the Company duties and responsibilities normally discharged by the Executive. All such assignments and delegations of duties and responsibilities shall be made in good faith and shall not materially affect the general character of the work to be performed by the Executive. The Executive shall hold such offices and directorships in the Company and any subsidiary to which, from time to time, the Executive may be appointed by the Chief Executive Officer of the Company. Without waiving the generality of the foregoing, the Executive agrees to continue to serve as President of Captira unless and until his employment in such capacity is terminated by the Board of Managers of Captira.

4. Compensation and Related Matters. As full compensation for the Executive’s performance of his duties and responsibilities during his employment pursuant to this Agreement, the Company shall pay the Executive the compensation and provide the benefits set forth below:

(a) Base Salary. The Company shall pay the Executive a salary of Two Hundred Thousand Dollars ($200,000) per annum (the “Base Salary”), less applicable withholding and other deductions, payable in accordance with the Company’s then current payroll practices.

(b) Bonus Plan. For the period from the date hereof through December 31, 2009, provided the Executive performs his duties to the reasonable satisfaction of the Chief Executive Officer, the Company shall pay the Executive a bonus of $125,000, payable in three equal installments as follows: The first installment shall be paid as part of the regular bi-weekly payroll for the Company next occurring after the date hereof; and the remaining two installments each shall be paid as part of the first regular bi-weekly payroll for the Company during the third and fourth calendar quarters of 2009, respectively. For any other period, the Executive shall be entitled to participate in any bonus plan as is approved for him by the Chief Executive Officer and Board of Directors of the Company in their sole discretion (for such other period, the “Bonus Plan”).

(c) Equity Compensation.

(i) The Executive hereby forever surrenders, waives, releases and relinquishes any right to the non-voting Series B membership interests granted or required to be granted under the Captira Agreement, and any and all membership interests or other equity interest in or to Captira (the non-voting Series B membership interests, and any and all other membership or equity interests, collectively, the “Equity Compensation”). The Executive represents and warrants to the Company that he has delivered to the Secretary of Captira any and all option certificates and other instruments representing or constituting the Equity Compensation, and has not assigned, transferred, conveyed or otherwise allowed any other person or entity to obtain any interest whatsoever in the Equity Compensation. The Executive acknowledges and agrees that he has had access during the course of this transaction and prior to the surrender of the Equity Compensation to such information relating to the Captira that he has desired, and has had the opportunity to ask questions of and receive answers from Captira and the Company concerning Captira and to obtain additional information (to the extent Captira or the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to him or to which he had access.

(ii) The Executive shall receive such stock options and other equity compensation as are granted to him by the Board of Directors of the Company in its sole discretion.

(d) Health Benefits. The Executive shall have the right to participate in any standard health insurance and 401(k) plans that the Company may make available from time to time to its salaried employees generally, provided the Company is not required to offer such participation unless and until a qualifying event occurs in accordance with the applicable plan. Until such qualifying event for the Company’s health insurance plan occurs, the Executive shall be entitled to be reimbursed by the Company for the cost of his personal Health Savings Account during the term of this Agreement, up to a maximum amount of One Thousand Five Hundred Dollars ($1,500.00) per month.

(e) Leave. The Executive shall be eligible to receive and take paid leave that the Parent generally makes available to its senior executives in accordance with the Parent’s leave policies (as may be revised from time to time).

5. Expenses. The Company shall reimburse the Executive for expenses which the Executive may from time to time reasonably incur on behalf of and at the request of the Company in the performance of his responsibilities and duties under this Agreement, provided that the Executive shall be required to account to the Company for such expenses in the manner prescribed by the Company.

6. Termination.

(a) The following provisions shall govern the termination of this Agreement and the Executive’s employment:

(i) This Agreement and the Executive’s employment shall terminate immediately upon the Executive’s death.

(ii) This Agreement and the Executive’s employment shall terminate immediately upon the Executive being unable to perform his duties and responsibilities hereunder due to his disability (as defined below). For purposes of this Agreement, the term “disability” shall mean that the Executive has been unable to perform the duties and responsibilities required of him hereunder due to a physical and/or mental condition for a period of 90 consecutive days or 180 non-consecutive days during any 12-month period. During such period of disability, the Executive shall continue to receive the Base Salary (less any Company-paid benefits that he receives, such as short term disability or workers compensation, during such period).

(iii) This Agreement and the Executive’s employment may be terminated by the Company upon the existence of “cause” (as defined below) by delivering written notice to the Executive, which termination shall be effective on the date set forth in such notice. For purposes of this Agreement, “cause” shall mean that the Executive: (A) has been convicted of, or entered a plea of nolo contendre to, a misdemeanor involving moral turpitude or any felony under the laws of the United States or any state or political subdivision thereof; (B) has committed an act constituting a breach of fiduciary duty, fraud, gross negligence or willful misconduct; (C) has engaged in conduct that violated the Company’s then existing internal policies or procedures and which is materially detrimental to the business, reputation, character or standing of the Company or any of its subsidiaries; or (D) after written notice to the Executive and a reasonable opportunity of at least 30 days to cure, the Executive shall continue (x) to be in material breach of the terms of this Agreement; (y) to fail or refuse to attend to the material duties and responsibilities assigned to him by the Company’s Board of Managers or the Chief Executive Officer of the Parent hereunder; or (z) to be absent excessively for reasons unrelated to disability.

(iv) This Agreement and the Executive’s employment may be terminated by the Company without “cause” by delivering written notice to the Executive, which termination shall be effective on the date set forth in such notice.

(b) If the Executive’s employment is terminated: (i) pursuant to paragraph 6(a)(i) or 6(a)(ii); (ii) by the Executive pursuant to paragraph 6(a)(v); or (ii) by the Company pursuant to paragraph 6(a)(iii), then, unless the parties otherwise mutually agree, in full satisfaction of the Company’s obligations under this Agreement the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive (A) the then current Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; provided, however, in the event of termination due to the Executive’s death or disability as provided in paragraph 6(a)(i) or 6(a)(ii), respectively, then his then current Base Salary shall continue to be paid up to the end of the month in which the death or termination due to disability occurs; (B) any bonus due at the time of termination under the Bonus Plan; (C) medical benefit continuation at the Executive’s and/or his dependent’s expense as provided by law; provided, however, in the event of termination due to the Executive’s death or disability as provided in paragraph 6(a)(i) or 6(a)(ii), respectively, then the Company will pay the cost of the Executive’s medical benefit continuation for Executive and any covered dependents for up to 18 months or until the Executive and/or his covered dependents are covered by another company’s group health insurance, whichever is sooner; and (D) benefits, if any, payable upon the Executive’s death or disability, respectively.

(c) If the Executive’s employment is terminated: (i) by the Company pursuant to paragraph 6(a)(iv), then, unless the parties otherwise mutually agree, in full satisfaction of the Company’s obligations under this Agreement the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive: (A) the then current Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; (B) any bonus due at the time of termination under the Bonus Plan; (C) severance in an amount equal to one half of the total of the cash compensation (base salary plus bonus) paid to the Executive during the twelve months immediately preceding the date of termination, in exchange for a general release in form and content satisfactory to the Company to be paid in one payment upon such release becoming effective; and (D) medical benefit continuation at the Executive’s and/or his dependent’s expense as provided by law.

(v) This Agreement and the Executive’s employment may be terminated by the Executive by delivering written notice to the Company’s Chief Executive Officer, which termination shall be effective ninety days after the date of delivery of such notice or on such earlier date as is determined by the Company.

7. Proprietary Rights, Confidentiality and Non-Competition.

(a) Application. For purposes of this paragraph 7, the term “Company” includes the Company and each of its direct and indirect subsidiaries and affiliates.

(b) Proprietary Information. Executive understands that the Company possesses and will possess Proprietary Information, which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in and to the Company’s business. “Proprietary Information” includes, without limitation, information (whether conveyed orally or in writing) about algorithms, application programming interfaces, protocols, trade secrets, computer software, designs, technology, ideas, know-how, products, services, processes, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, the salaries and terms of compensation of Company’s employees, customer lists and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person. Executive understands that his employment with the Company creates a relationship of confidence and trust between Executive and the Company with respect to Proprietary Information.

(c) Company Materials. Executive understands that the Company possesses or will possess “Company Materials” which are important to its business. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by Executive or by others. “Company Materials” include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer software, media or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.

(d) Third Party Information. Executive also understands that the Company has received and may, in the future, receive confidential or proprietary information from third parties (“Third Party Information) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive’s employment with the Company and thereafter, Executive will hold Third Party Information in the strictest confidence and will not use or disclose to anyone (except in connection with Executive’s work for the Company) any Third Party Information, unless expressly authorized in writing by an executive officer of the Parent.

(e) Intellectual Property. In consideration of the compensation received by Executive from the Company from time to time and for his employment and continued employment by the Company, Executive hereby agrees as follows:

(i) All Proprietary Information and all right, title and interest in and to any patents, patent rights, copyrights, mask work rights, trade secret rights, trademarks, and other intellectual property and proprietary rights anywhere in the world (collectively “Rights”) in connection therewith shall be the sole property of the Company. Executive hereby assigns to the Company any Rights Executive may have or acquire in such Proprietary Information. Without limiting the foregoing, all original works of authorship which are made by Executive (solely or jointly with others) within the scope of his employment with Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act of 1976, 17 U.S.C. § 101, and shall also be considered Proprietary Information owned by Company. At all times, both during Executive’s employment with the Company and after his termination and/or completion, Executive will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Parent except as may be necessary and appropriate in the ordinary course of Executive performing his duties to the Company.

(ii) All Company Materials shall be the sole property of the Company. Executive agrees that during his employment with the Company, Executive will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as Executive may be required to do in connection with performing the duties of his employment with Company. Executive further agrees that immediately upon the termination or end of Executive’s employment with the Company or during Executive’s employment with Company if so requested by the Company, Executive will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (A) Executive’s personal copies of records relating to his compensation; (B) Executive’s personal copies of any materials previously distributed generally to stockholders of the Company; and (C) Executive’s copy of this Agreement.

(iii) Executive will promptly disclose in writing to his immediate supervisor at the Company or to any persons designated by the Company, all “Inventions”, (which term includes improvements, inventions (whether or not patentable), works of authorship, trade secrets, technology, algorithms, computer software, protocols, formulas, compositions, ideas, designs, processes, techniques, know-how and data) made or conceived or reduced to practice or developed by Executive (in whole or in part, either alone or jointly with others) during the term of Executive’s employment with Company. Executive will also disclose to the Company Inventions conceived, reduced to practice, or developed by Executive within six (6) months of the termination of Executive’s employment with the Company; such disclosures shall be received by the Company in confidence, to the extent they are not assigned in paragraph 7(e)(iv) below, and do not extend such assignment. Executive will not disclose Inventions covered by paragraph 7(e)(iv) to any person outside the Company unless Executive is requested to do so by management personnel of the Parent.

(iv) Executive agrees that all Inventions which he makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during his employment with Company shall be the sole property of the Company to the maximum extent permitted by law, and Executive hereby assigns such Inventions and all Rights therein to the Company. The Company shall be the sole owner of all Rights in connection therewith. No assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by law.

(v) Executive agrees to perform, during and after his employment with the Company, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing its Rights and/or Executive’s assignment to the Company with respect to any Inventions in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents to act for and on Executive’s behalf and instead of Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Executive.

(vi) Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal, and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Executive will confirm any such waivers and consents from time to time as requested by the Company.

(f) Non-Solicitation. During the term of Executive’s employment with the Company and for one (1) year thereafter, Executive will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason. However, this obligation shall not affect any responsibility Executive may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

(g) Non-Competition. In consideration for Executive’s employment by Company and the compensation and other benefits Executive receives from Company, Executive agrees that during his employment with the Company and for a period of one (1) year thereafter he will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and Executive will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

(h) No Conflict with Obligation to Third Parties. Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment with the Company. Executive has not entered into, and Executive agrees he will not enter into, any agreement either written or oral in conflict herewith or in conflict with Executive’s employment with the Company.

(i) Return of Information and Materials. Upon termination of this Agreement for any reason, Executive shall return to Company or, at Company’s sole discretion, destroy any and all Proprietary Information and/or Company Materials and any Third Party Information provided to Executive by Company, and all copies thereof from all storage media in Executive’s possession. Any license Executive may have with respect to any and all Proprietary Information and/or Company Materials and any Third Party Information provided to Executive by Company shall immediately terminate and Executive shall promptly cease all use of Proprietary Information and/or Company Materials and any Third Party Information provided to Executive by Company.

(j) Executive’s Representations and Warranties. Executive represents and warrants that (i) he is the sole creator and original author of any Inventions submitted to the Company; (ii) to his knowledge, any Inventions he submits to Company do not infringe any copyright, trademark, trade secret, or other proprietary right and are not the subject of any lien, collateral assignment, security interest, or any other restriction or encumbrance; (iii) except as Company and Executive may expressly agree in writing in advance, Company does not need any license, permission or other agreement from any third party to use, reproduce, sell, license, alter, pledge, mortgage, or otherwise exploit any Invention submitted by Executive to Company; and (iv) he will comply with all federal, state, and local laws and regulations applicable to the Executive’s employment by Company or any other obligations under this Agreement.

(k) Indemnification Obligations. Executive agrees to indemnify and hold harmless Company, its employees, agents, subsidiaries, affiliates, legal representatives, successors and assigns from and against all suits, claims, damages, and liabilities, including attorneys’ fees, arising out of Executive’s breach of any warranties or representations in paragraph 7(j).

(l) Cooperation. The Executive agrees, upon reasonable notice, to cooperate fully with the Company and its legal counsel on any matters relating to the conduct of any litigation, claim, suit, investigation or proceeding involving the Company in connection with any facts or circumstances occurring during the Executive’s employment with the Company in which the Company reasonably determines that the Executive’s cooperation is necessary or appropriate; provided, however, that the Company shall pay all reasonable, pre-approved out-of-pocket expenses of the Executive for providing such cooperation.

(m) Injunctive Relief; Remedy. The Executive acknowledges that a breach or threatened breach of any of the terms set forth in this paragraph 7 shall result in an irreparable and continuing harm to the Company for which there shall be no adequate remedy at law. The Company shall, without posting a bond, be entitled to seek injunctive and other equitable relief, in addition to any other remedies available to the Company. All expenses, including, without limitation, attorney’s fees and expenses incurred in connection with any legal proceeding arising as a result of a breach or threatened breach of paragraph 7 of this Agreement shall be borne by the losing party to the fullest extent permitted by law and the losing party hereby agrees to indemnify and hold the other party harmless from and against all such expenses.

(n) Essential and Independent Agreements. It is understood by the parties hereto that the Executive’s obligations and the restrictions and remedies set forth in this paragraph 7 are essential elements of this Agreement and that but for his agreement to comply with and/or agree to such obligations, restrictions and remedies, the Company would not have entered into this Agreement or employed (or continued to employ) him. The Executive’s obligations and the restrictions and remedies set forth in this paragraph 7 are independent agreements and the existence of any claim or claims by him against the Company under this Agreement or otherwise will not excuse his breach of any of his obligations or affect the restrictions and remedies set forth under this paragraph 7.

(o) Survival of Terms; Representations. The Executive’s obligations under this paragraph 7 hereof shall remain in full force and effect notwithstanding the termination of his employment. He acknowledges that he is sophisticated in business, and that the restrictions and remedies set forth in this paragraph 7 do not create an undue hardship on him and will not prevent him from earning a livelihood. He further acknowledges that he has had a sufficient period of time within which to review this Agreement, including, without limitation, this paragraph 7, with an attorney of his choice and he has done so to the extent he desired. The Executive and the Company agree that the restrictions and remedies contained in this paragraph 7 are reasonable and necessary to protect the Company’s legitimate business interests regardless of the reason for or circumstances giving rise to such termination and that he and the Company intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. The Executive agrees that given the scope of the Company’s business and the sophistication of the information highway, any further geographic limitation on such remedies and restrictions would deny the Company the protection to which it is entitled hereunder. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

8. Successors. This Agreement shall inure to the benefit of and be binding upon the parties, their legal representatives and successors and assigns. However, the Executive’s performance hereunder is personal to the Executive and shall not be assignable by the Executive. The Company may assign this Agreement to any affiliate or to any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise.

9. Miscellaneous.

(a) Waiver; Amendment. The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times. This Agreement may be amended or modified only by a writing signed by both parties hereto.

(b) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(c) Tax Withholding. The payments and benefits under this Agreement may be compensation and as such may be included in either the Executive’s W-2 earnings statements or 1099 statements. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d) Paragraph Captions. Paragraph and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(e) Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

(f) Integrated Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, memoranda, term sheets, conversations and negotiations relating in any respect to the employment of the Executive by the Company during any period prior to or after the date of this Agreement, including, without limitation, the Captira Agreement, which shall be of no force and effect upon this Agreement becoming effective. There are no agreements, understandings, restrictions, representations or warranties between the parties other than those set forth herein or herein provided for.

(g) Interpretation; Counterparts. No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision. For purposes of this Agreement: “herein, “hereby,” “hereinafter,” “herewith,” “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular subsection or paragraph. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand delivery, or by facsimile (with confirmation of transmission), or by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Executive:

Steven Sjoblad

5115 Green Farms Road

Edina, MN 55456

Facsimile: (952) 938-0330

If to the Company:

Intersections Inc.

3901 Stonecroft Boulevard

Chantilly, Virginia 20151

Attention: Chief Legal Officer

Facsimile: (703) 488-1757

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by addressee.

(i) No Limitations. The Executive represents his employment by the Company hereunder does not conflict with, or breach any confidentiality, non-competition or other agreement to which he is a party or to which he may be subject.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

CAPTIRA ANALYTICAL, LLC

By:
Name:	Michael R. Stanfield
Title:	CEO

INTERSECTIONS INC.

By:
Name:	Michael R. Stanfield
Title:	CEO

EXECUTIVE:

Steven Sjoblad

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